SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934




Date of Report (Date of earliest event reported): February 8, 1995




                         FORT HOWARD CORPORATION

           (Exact name of registrant as specified in its charter)



          Delaware                       1-6901                39-1090992

(State or other jurisdiction          (Commission            (IRS Employer
      of incorporation)               File Number)         Identification No.)



1919 South Broadway, Green Bay, Wisconsin                            54304

(Address of principal executive offices)                           (Zip Code)


Registrant's telephone number, including area code:  (414) 435-8821

ITEM 5.  OTHER EVENTS
     The following Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations, Report of Independent Public Accountants and audited consolidated financial statements and notes thereto for the year ended December 31, 1994 for Fort Howard Corporation (the "Company") were recently disclosed in the Company's Amendment No. 1 to Form S-1 Registration Statement relating to a proposed offering of 22,000,000 shares of common stock, par value $.01 per share, ("Common Stock") of the Company in an underwritten public offering (the "Offering"). The registration statement for the Offering has not yet become effective.

     The Offering is part of a recapitalization plan (the "Recapitalization") being implemented by the Company to prepay or redeem a substantial portion of its indebtedness in order to reduce the level and overall cost of its debt, extend certain maturities, increase shareholders' equity and enhance its access to capital markets.

     The Recapitalization includes the following components:

     (1) The offering by the Company of 22,000,000 shares of Common Stock in the United States and internationally;

     (2) Entering into a bank credit agreement (the "New Bank Credit Agreement") consisting of a $300 million revolving credit facility (the "1995 Revolving Credit Facility"), an $840 million term loan (the "1995 Term Loan A") and a $300 million term loan (the "1995 Term Loan B" and, together with the 1995 Term Loan A, the "New Term Loans"); and entering into a receivables credit agreement consisting of a $60 million term loan (the "1995 Receivables Facility");

     (3) The application of the net proceeds of the Offering, together with borrowings under the New Term Loans and the 1995 Receivables Facility, to prepay or redeem all of the Company's indebtedness outstanding under (a) the Company's Amended and Restated Credit Agreement, dated as of October 24, 1988, as amended (the "1988 Bank Credit Agreement"), (b) the Company's term loan agreement dated as of March 22, 1993 (the "1993 Term Loan Agreement;" the borrowings under the New Term Loans and the 1995 Receivables Facility and the prepayment of the 1988 Bank Credit Agreement and the 1993 Term Loan Agreement with such borrowings are collectively referred to as the "Bank Refinancing") and (c) all outstanding Senior Secured Floating Rate Notes (the "Senior Secured Notes") due 1997 through 2000 (the "Senior Secured Note Redemption"); and

     (4) The application approximately one month following the closing of the Offering of borrowings under the New Term Loans, the 1995 Receivables Facility and the 1995 Revolving Credit Facility to redeem (a) all outstanding 14 1/8% Junior Subordinated Discount Debentures (the "14 1/8% Debentures") due 2004 (the "14 1/8% Debenture Redemption") and (b) all outstanding 12 5/8% Subordinated Debentures (the "12 5/8% Debentures") due 2000 (the "12 5/8% Debenture Redemption"), at 102.5% of the principal amount thereof. The Senior Secured Note Redemption, 12 5/8% Debenture Redemption and 14 1/8% Debenture Redemption are collectively referred to as the "1995 Debt Redemptions."

     Consummation of the Offering is conditioned on the concurrent consummation of the other components of the Recapitalization (other than the 14 1/8% Debenture Redemption and the 12 5/8% Debenture Redemption) and the provision by the Company of notices of redemption to the respective trustees of the 14 1/8% Debentures and the 12 5/8% Debentures.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

Industry Conditions

     Sales of the Company's tissue products are generally subject to changes in industry capacity and cyclical changes in the economy, both of which can significantly impact net selling prices and the Company's profitability. From 1990 through 1992, domestic tissue industry capacity additions significantly exceeded historic capacity addition rates. At the same time, commercial demand weakened as a result of the recession. These and other factors caused industry operating rates and pricing to fall. The Company's average domestic net selling prices declined by approximately 5% in each of 1991 and 1992 and by 1.2% in 1993. Due to the impact of industry conditions on the Company's then projected operating results, which assumed that net selling price and cost increases would approximate 1% per year and that further capacity expansion would not be justifiable given the Company's high leverage and adverse tissue industry operating conditions, the Company wrote off its remaining goodwill balance of $1.98 billion in the third quarter of 1993. Low industry operating rates, competitive pricing and other factors continued to adversely affect the Company's operating results in 1994. In addition, the Company's operating results in the fourth quarter of 1994 were adversely affected by rising wastepaper costs as discussed below.

     The Company currently believes that pricing and demand in the tissue sector of the domestic paper industry are beginning to improve. While the Company's introduction of three price increases in the commercial market in 1993 and one in April 1994 led to a decline in commercial volume for the first nine months of 1994 compared to the same period in 1993, the Company's commercial volume improved slightly during the fourth quarter of 1994 compared to the same period in 1993. The Company introduced another commercial price increase in mid-October 1994. Because a substantial portion of the Company's commercial sales are pursuant to contracts which generally specify pricing over periods of three months to one year, there is a time lag before the Company realizes the full benefit of commercial market price increases. The Company believes that retail shelf prices in the consumer market improved slightly in 1993 and 1994 but remained competitive. Overall domestically, the Company realized average price increases of 5% in 1994 as compared to 1993. Further price increases were announced for the commercial and consumer markets effective in January 1995. Taking into account announced tissue papermaking capacity additions and normal population growth, the Company believes that the rate of capacity growth in 1995, 1996 and 1997 will fall short of the demand increase, resulting in higher industry operating rates for the period. Historically, tissue manufacturers have sought price increases during periods of higher operating rates. Accordingly, while there can be no assurance that pricing will continue to increase, the Company believes that in addition to the Company's price increases announced for the commercial and consumer markets for January 1995, further price increases are likely in 1995.

     The Company's operating results are also affected by the price it pays for wastepaper. Wastepaper is the principal raw material used in manufacturing the Company's tissue products. Industry costs for wastepaper and market pulp have recently begun to increase sharply. From July 1994 to January 1995, wastepaper prices for the grades of wastepaper used in the Company's products more than doubled. Wastepaper prices may increase further


                                    - 3 -
because of increased demand resulting from substantial additions of de-inking and recycling capacity in the paper industry which are expected to come on line during 1995 and 1996, increasing market pulp prices and other factors. Since late 1993, market pulp prices have also nearly doubled as a result of increased demand and the Company expects such prices to continue to increase due to worldwide tightening supply/demand conditions for market pulp. However, the Company believes that as market pulp and wastepaper prices increase, tissue producers will seek to increase prices to maintain profitability.



RESULTS OF OPERATIONS

                                               THREE MONTHS
                                                   ENDED             FOR THE YEARS ENDED
                                                DECEMBER 31,             DECEMBER 31,
                                               --------------     -------------------------
                                                1994     1993     1994       1993      1992
                                               ----     ----     ----       ----      ----
Net sales:
  Domestic tissue...........................   $ 284    $ 247    $1,060    $ 1,004    $  978
  International operations..................      35       33       131        143       143
  Other.....................................      25       12        83         40        30
                                               -----    -----    ------    -------    ------
  Consolidated..............................   $ 344    $ 292    $1,274    $ 1,187    $1,151
                                               =====    =====    ======    =======    ======
Operating income (loss):
  Domestic tissue (a)(b)(c).................   $  49    $  70    $  264    $(1,715)   $  252
  International operations (a)..............       2       --         8         (1)       17
  Other (a).................................       2        1         5         (1)        2
                                               -----    -----    ------    -------    ------
  Consolidated (a)(b)(c)....................      53       71       277     (1,717)      271
Amortization of goodwill and goodwill
  write-off (a).............................      --       --        --      2,023        57
Depreciation................................      26       26        96         89        82
Environmental charge (b)....................      20       --        20         --        --
Employee stock compensation (c).............      --       --        --         (8)       --
                                               -----    -----    ------    -------    ------
  EBITDA(d).................................   $  99    $  97    $  393    $   387    $  410
                                               =====    =====    ======    =======    ======
Consolidated net loss.......................   $ (25)   $  (6)   $  (70)   $(2,052)   $  (80)
                                               =====    =====    ======    =======    ======
EBITDA as a percent of net sales(d).........   28.8%    33.1%     30.8%      32.6%     35.6%


(a) During the third quarter of 1993, the Company wrote off the remaining unamortized balance of its goodwill of $1.98 billion. See Note 4 to the Company's audited consolidated financial statements included elsewhere in this report.

(b) During the fourth quarter of 1994, operating income for domestic tissue operations was reduced by a $20 million environmental charge. See Note 15 to the Company's audited consolidated financial statements included elsewhere in this report.

(c) Selling, general and administrative expense in 1993 reflects an $8 million reduction for the reversal of all employee stock compensation expense accrued prior to 1993. See Note 13 to the Company's audited consolidated financial statements included elsewhere in this report.

(d) EBITDA represents operating income plus depreciation of property, plant and equipment, amortization of goodwill, the goodwill write-off, the 1994 environmental charge and the effects of 1993 employee stock compensation (credits). EBITDA is presented here as a measure of the Company's debt service ability. Certain financial and other restrictive covenants in the

New Bank Credit Agreement and other instruments governing the Company's indebtedness are based on the Company's EBITDA, subject to certain adjustments.

FISCAL YEAR 1994 COMPARED TO FISCAL YEAR 1993

     Net Sales. Consolidated net sales for 1994 increased 7.3% compared to 1993, while consolidated net sales for the fourth quarter of 1994 increased 17.9% as compared to the comparable quarter in 1993. These increases were due to increases in domestic tissue net sales and significant net sales increases by the Company's wastepaper brokerage subsidiary. Domestic tissue net sales increased 5.5% for fiscal year 1994 and 15.0% during the fourth quarter of 1994, in each case as compared to 1993. For 1994, the higher domestic tissue net sales were due to higher net selling prices principally in the commercial market and higher sales volume in the consumer and parent roll export markets that were partially offset by volume decreases in the commercial market during the first nine months of 1994. Overall, domestic tissue sales volume for 1994 increased slightly over 1993. The Company's decision to implement net selling price increases in the commercial market during each of the first three quarters of 1993 and to follow with a price increase in the second quarter of 1994 led to the decline in commercial volume during the first nine months of 1994. For the fourth quarter of 1994, the higher domestic tissue net sales were due to higher net selling prices and slightly higher volume in the commercial market, significantly higher volume offset by lower net selling prices in the consumer market and higher sales volume in parent roll export markets. The Company announced further price increases in the commercial market effective mid-October 1994 and January 1995 and a price increase in the consumer market effective in January 1995. Because a substantial portion of the Company's commercial sales are pursuant to contracts which generally specify pricing over periods of three months to one year, there is a time lag before the Company realizes the full benefit of commercial market price increases. Net sales of the Company's international operations decreased 8.4% for fiscal year 1994 and increased 4.7% for the fourth quarter of 1994 as compared to 1993. The decrease in international net sales in 1994 was due to significantly lower net selling prices on flat volume. The increase in international net sales for the fourth quarter was due to higher volume partially offset by lower net selling prices. The international net selling price declines were attributable to product mix changes and continued competitive conditions. The significant increase in net sales of the Company's wastepaper brokerage subsidiary during 1994 and for the fourth quarter of 1994 compared to 1993 principally reflects higher net selling prices.

     Gross Income. For fiscal year 1994 and the fourth quarter of 1994, consolidated gross margins decreased to 31.9% and 29.3% from 34.0% and 33.5% for the same periods in 1993, respectively, principally due to lower margins in domestic tissue operations where unit manufacturing cost increases exceeded net selling price increases. Such cost increases primarily resulted from higher wastepaper and other raw material costs, lower converting volume, higher depreciation expense resulting from the start-up of a new paper machine at the Muskogee mill late in the first quarter of 1994 and higher maintenance costs. From July 1994 to January 1995, wastepaper prices for the grades of wastepaper used in Fort Howard's products more than doubled and wastepaper prices may increase further due to increased demand for those wastepaper grades used by the Company. Gross margins of international operations declined in 1994 compared to 1993 principally due to the lower net selling prices. For the fourth quarter of 1994 compared to the same period in 1993,


                                    - 5 -
gross margins of international operations improved due to lower promotional costs and the results of cost containment activities. However, from July 1994 to January 1995, wastepaper prices for the grades of wastepaper used by international operations increased approximately 65% and wastepaper prices are expected to increase further for such operations due to increased demand for those wastepaper grades used by the Company. In addition, consolidated gross margins were negatively affected for fiscal year 1994 and the fourth quarter of 1994 by the increased proportion of net sales represented by the Company's wastepaper brokerage subsidiary which typically has lower margins than domestic tissue operations.

     Selling, General and Administrative Expenses. In the third quarter of 1993, the Company reversed all previously accrued employee stock compensation expense resulting in a reduction of selling, general and administrative expenses of $8 million for 1993. Excluding the effects of the reversal, selling, general and administrative expenses, as a percent of net sales, were 8.6% and 8.2% for fiscal year 1994 and fourth quarter of 1994, compared to 8.8% and 9.0% for fiscal year 1993 and fourth quarter of 1993, respectively. The decreases resulted principally from the increased proportion of net sales represented by the Company's wastepaper brokerage subsidiary and, to a lesser degree, cost containment.

     Amortization of Goodwill. As a result of the goodwill write-off in the third quarter of 1993, there was no amortization of goodwill in 1994 compared to $43 million for fiscal year 1993. There was no goodwill amortization in the fourth quarter of 1994 or 1993.

     Environmental Charge. Based upon currently available information and analysis, the Company recorded a $20 million charge in the fourth quarter of 1994 for estimated or anticipated liabilities and legal and consulting costs relating to environmental matters arising from past operations. The Company expects these costs to be incurred over an extended number of years. See
Note 15 of the Company's audited consolidated financial statements included elsewhere in this report.

     Operating Income (Loss). Operating income increased to $277 million in 1994 compared to an operating loss of $1,717 million in 1993. The operating loss in 1993 resulted entirely from the goodwill write-off in the third quarter of 1993. Excluding the environmental charge from 1994 results and amortization of goodwill, the goodwill write-off and the reversal of employee stock compensation expense from 1993 results, operating income would have declined to $297 million in 1994 from $299 million in 1993. For the fourth quarters of 1994 and 1993, operating income was $53 million and $71 million, respectively. Excluding the environmental charge from 1994 results, operating income would have increased to $73 million in the fourth quarter of 1994.

     Income Taxes. The income tax credits for 1994 and 1993 principally reflect the reversal of previously provided deferred income taxes.

     Extraordinary Losses. The Company's net loss in 1994 was increased by an extraordinary loss of $28 million (net of income taxes of $15 million) representing the redemption premiums on the repurchases of all the Company's remaining 12 3/8% Senior Subordinated Notes due 1997 (the "12 3/8% Notes) at the redemption price of 105% of the principal amount thereof and of $238 million of 12 5/8% Debentures at the redemption price of 105% of the principal amount thereof on March 11, 1994, and the write off of deferred loan costs associated with the prepayment of $100 million of the term indebtedness (the


                                    - 6 -
"1988 Term Loan") under the 1988 Bank Credit Agreement on February 10, 1994, and the repurchases of the 12 3/8% Notes and the 12 5/8% Debentures. The Company's net loss in 1993 was increased by an extraordinary loss of $12 million (net of income taxes of $7 million) representing the write-off of deferred loan costs associated with the prepayment of $250 million of the 1988 Term Loan on March 23, 1993, the repurchase of all outstanding Junior Subordinated Debentures due 2004 (the "14 5/8% Debentures") on April 21, 1993 and the repurchase of $50 million of 12 3/8% Notes on November 1, 1993.

     Net Loss. The Company reported net losses of $70 million and $25 million for fiscal year 1994 and the fourth quarter of 1994, respectively, as compared to net losses of $2,052 million and $6 million for the same periods in 1993. The increase in the net loss in the fourth quarter of 1994 is principally due to the environmental charge. The significant net loss for fiscal year 1993 resulted principally from the goodwill write-off in the third quarter of 1993.

FISCAL YEAR 1993 COMPARED TO FISCAL YEAR 1992

     Net Sales. Consolidated net sales for 1993 increased 3.1% compared to 1992. Domestic tissue net sales for 1993 increased 2.7% compared to 1992 due to volume increases that were largely offset by lower net selling prices. In mid-1992, average net selling prices rose principally as a result of an attempted price increase in the commercial market but then fell to pre-price increase levels in the fourth quarter of 1992 and fell again in the first quarter of 1993, periods of seasonally lower volume shipments. Average net selling prices held flat from the first quarter of 1993 to the second quarter of 1993 and increased in each of the third and fourth quarters of 1993 from the previous quarter levels. However, in spite of introductions of net selling price increases in each of the first three quarters of 1993, average net selling prices for 1993 were below average net selling prices for 1992. Net sales of the Company's international operations were flat in 1993 compared to 1992 primarily due to significantly lower net selling prices and lower exchange rates offset by volume increases resulting from the acquisition of Stuart Edgar Limited ("Stuart Edgar") and the start-up of a new paper machine. United Kingdom retailers engaged in increasingly competitive pricing activity in 1993 across a broad range of consumer products including disposable paper products.

     Gross Income. Consolidated gross margins decreased to 34.0% in 1993 compared to 36.9% in 1992. Domestic tissue gross margins decreased to 37.4% in 1993 from 40.0% in 1992 primarily due to lower net selling prices and an increase in wastepaper costs as prices for wastepaper grades utilized by the Company returned to pre-recession levels. Gross margins of international operations also declined in 1993 principally due to the lower net selling prices. Unit manufacturing costs of international operations declined in 1993 compared to 1992 as a result of the start-up of a new paper machine and related facilities in the first quarter of 1993 at the Company's United Kingdom tissue operations.

     Selling, General and Administrative Expenses. Due to the effects of adverse tissue industry operating conditions on its long-term earnings forecast as of September 30, 1993, the Company decreased the estimated fair market valuation of its Common Stock. Accordingly, in 1993 the Company reversed all previously accrued employee stock compensation expense of $8 million, resulting in a decrease in selling, general and administrative




                                    - 7 -
expenses, as a percent of net sales, to 8.2% in 1993 from 8.5% in 1992. Excluding the effects of employee stock compensation from both years, selling, general and administrative expenses, as a percent of net sales, would have increased slightly in 1993 to 8.8% from 8.4% for 1992.

     Goodwill Write-Off. As further described below, low industry operating rates and aggressive competitive pricing among tissue producers resulting from the 1991-1992 recession, additions to industry capacity and other factors adversely affected tissue industry operating conditions and the Company's operating results beginning in 1991 and through the third quarter of 1993.

     Declining Selling Prices. Although sales volume increased, industry pricing was very competitive due to the factors discussed below. The Company's average domestic net selling prices declined by approximately 5% in each of 1991 and 1992. Commercial market price increases attempted in mid-1992 were not achieved as commercial market pricing fell to pre-price increase levels in the fourth quarter of 1992 and fell again in the first quarter of 1993, periods of seasonally lower volume shipments. Average net selling prices held flat from the first quarter of 1993 to the second quarter of 1993 and increased from the second to the third quarter of 1993. However, in spite of introductions of net selling price increases in each of the first three quarters of 1993, average net selling prices for the first nine months of 1993 were below average net selling prices for the same period in 1992. Pricing in the Company's international markets declined significantly over this time period as well.

     Industry Operating Rates. Based on publicly available information, including data collected by the American Forest & Paper Association ("AFPA"), industry capacity additions in 1990 through 1992 significantly exceeded historic capacity addition rates. Such additions and weak demand caused industry operating rates to fall to very low levels in 1991 and 1992 in comparison to historic rates. Tissue industry operating rates increased only slightly during the first nine months of 1993 from the low levels experienced in 1991 and 1992. Announced tissue industry capacity additions through 1995, as reported by the AFPA through the first three quarters of 1993, approximated average industry shipment growth rates after 1990. For the first nine months of 1993, the industry shipment growth rate fell sharply from the already low rates in 1991 and 1992. Consequently, without an improved economic recovery and improved industry demand, tissue industry operating rates were expected to remain at relatively low levels for the near term, adversely affecting industry pricing.

     Economic Conditions. The 1991-1992 recession and weak recovery adversely affected tissue market growth. Job formation is an important stimulus for growth in the commercial tissue market where approximately two-thirds of the Company's domestic tissue sales are targeted. From 1990 through the first nine months of 1993, job formation was weak and was projected to improve only slightly in 1994. Accordingly, demand growth was weak in 1991, 1992 and in the first nine months of 1993, and did not appear to offer any substantial relief to the outlook for industry operating rates and pricing for the near term.

     Gross Margins. The Company's gross margins steadily declined in 1991, 1992 and 1993 as a result of the three factors noted above. In the first nine months of 1993, the Company's gross margins were also affected by increased wastepaper costs as prices for wastepaper grades utilized by the Company returned to pre-recession levels.


                                    - 8 -
     As a result of these conditions, the Company expected that the significant pricing deterioration experienced in 1991 through mid-1993 would be followed by average annual price increases that approximated the Company's annual historical price increase trend for the years 1984 through 1993 of approximately 1% per year. Accordingly, during the second quarter of 1993, the Company commenced an evaluation of the carrying value of its goodwill for possible impairment. The Company revised its projections as of September 30, 1993 and concluded its evaluation in the third quarter of 1993 determining that its forecasted cumulative net income before goodwill amortization was inadequate to recover the future amortization of the Company's goodwill balance over the remaining amortization period of the goodwill.

     For a more detailed discussion of the methodology and assumptions employed to assess the recoverability of the Company's goodwill, refer to Note 4 of the Company's audited consolidated financial statements included elsewhere in this report.

     Operating Income (Loss). As a result of the goodwill write-off, the Company's operating loss was $1,717 million for 1993 compared to operating income of $271 million for 1992. Excluding amortization of goodwill, the goodwill write-off and the reversal of employee stock compensation expense from 1993 and 1992 results, operating income declined to $299 million for 1993 from $328 million for 1992.

     Income Taxes. The income tax credit for 1993 principally reflects the reversal of previously provided deferred income taxes. The income tax credit for 1992 reflects the reversal of previously provided deferred income taxes related to domestic tissue operations offset almost entirely by foreign income taxes.

     Extraordinary Loss and Accounting Change. The Company's net loss in 1993 was increased by an extraordinary loss of $12 million (net of income taxes of $7 million) representing the write-off of unamortized deferred loan costs associated with the repayment of $250 million of indebtedness under the 1993 Term Loan, the repurchase of all the 14 5/8% Debentures and the repurchase of $50 million of the 12 3/8% Notes. The net loss for 1992 was increased by the Company's adoption of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS No. 106"). The cumulative effect on years prior to 1992 of adopting SFAS No. 106 is stated separately in the Company's unaudited condensed consolidated statement of income for 1992 as a one-time, after-tax charge of $11 million.

     Net Loss. For 1993, the Company's net loss increased, principally due to the goodwill write-off, to $2,052 million compared to $80 million for 1992.














                                    - 9 -


FINANCIAL CONDITION

Year Ended December 31, 1994

     During 1994, cash increased $195,000. Capital additions of $84 million and debt repayments of $759 million, including the prepayment of $100 million of the 1988 Term Loan, the repurchases of all outstanding 12 3/8% Notes and of $238 million of the 12 5/8% Debentures, a reduction in the 1988 Revolving Credit Facility which is part of the 1988 Bank Credit Agreement (the "1988 Revolving Credit Facility") and the purchase of interest rate cap agreements for $10 million were funded by cash provided from operations of $125 million and net proceeds of the sale of 8 1/4% Senior Notes due 2002 (the "8 1/4% Notes") and 9% Senior Subordinated Notes due 2006 (the "9% Notes") of $728 million in February 1994. Receivables increased $17 million during 1994 due principally to higher net selling prices in the domestic tissue and wastepaper brokerage operations and sales volume increases in domestic tissue operations in the fourth quarter of 1994. The $13 million increase in inventories in 1994 resulted from increases in inventory quantities to improve service levels and the revaluation of inventories to reflect higher manufacturing costs. The liability for interest payable increased $29 million due to a change in interest payment schedules resulting from the 1994 debt repurchases from the net proceeds of the sale of the 8 1/4% Notes and 9% Notes in 1994 and for the liability with respect to the 14 1/8% Debentures for interest accruing in cash commencing on November 1, 1994. As a result of all these changes, the net working capital deficit increased to $98 million at December 31, 1994, from a deficit of $92 million at December 31, 1993. The $15 million increase in long-term other liabilities in 1994 principally reflects the classification of $18 million of the environmental charge taken in the fourth quarter as a long-term liability. Deferred and other long-term income taxes declined $34 million from 1993 to 1994 principally due to the reversal of deferred income taxes related to continuing operations and the extraordinary item.

     Cash provided from operations declined in 1994 compared to 1993 principally due to increased interest payments resulting from the 1993 repurchases of all outstanding 14 5/8% Debentures (which accrued interest in kind) from the net proceeds of the sale of the 9 1/4% Senior Notes due 2001 (the "9 1/4% Notes") and 10% Subordinated Notes due 2003 (the "10% Notes") in 1993 (which accrue interest in cash) and higher floating interest rates. Cash provided from operations was further impacted by the increase in receivables.

Year Ended December 31, 1993

     During 1993, cash increased $39,000. Capital additions of $166 million and debt repayments of $841 million, including the prepayment of $250 million of the 1988 Term Loan, the repurchase of all outstanding 14 5/8% Debentures, and the repurchase of $50 million of the 12 3/8% Notes, were funded principally by cash provided from operations of $151 million, net proceeds from the sale of the 9 1/4% Notes and 10% Notes of $729 million, net proceeds of the 1993 Term Loan of $95 million, borrowings of $28 million under the 1988 Revolving Credit Facility and borrowings of $9 million by Fort Sterling Limited ("Fort Sterling"), the Company's United Kingdom tissue operations subsidiary, under its credit agreements.

     Inventories and interest payable increased $17 million and $22 million, respectively, during 1993. The Company increased inventories principally to improve its service levels, and secondarily due to the effects of lower volume resulting from increases in net selling prices in the third quarter of 1993,

                                    - 10 -
immediately preceding a period of seasonally lower volume. Interest payable increased in 1993 principally due to the repurchase of all outstanding 14 5/8% Debentures (which accrued interest in kind) from the net proceeds of the sale of the 9 1/4% Notes and 10% Notes (which accrue interest in cash). The net working capital deficit declined $32 million from $124 million at December 31, 1992 to $92 million at December 31, 1993, principally due to a $25 million reduction in the current portion of long-term debt as a result of lower current maturities under the 1988 Term Loan.

Liquidity and Capital Resources; The Recapitalization

     The Company's principal uses of cash for the next several years will be interest and principal payments on its indebtedness and capital expenditures.

     The Company is implementing the Recapitalization to prepay or redeem a substantial portion of its indebtedness in order to reduce the level and overall cost of its debt, extend certain maturities, increase shareholders' equity and enhance its access to capital markets. The Recapitalization includes the following primary components: (i) the Offering; (ii) the Bank Refinancing and (iii) the 1995 Debt Redemptions. Proceeds of the Recapitalization will be used to prepay or redeem all of the Company's remaining indebtedness under its 1988 Bank Credit Agreement, the Senior Secured Notes, the 1993 Term Loan, the 12 5/8% Debentures and the 14 1/8% Debentures. After giving effect to the Recapitalization, on a pro forma basis as of December 31, 1994, the Company would have had approximately $3,050 million of long-term debt outstanding. Following the Recapitalization, the Company will have estimated repayment obligations of $9 million in 1995, $62 million in 1996, $121 million in 1997, $143 million in 1998 and $157 million in 1999 (and increasing thereafter). In addition, there may be additional required payments under the New Bank Credit Agreement out of excess cash flow, if any, and from proceeds of asset sales, if any.

     Capital expenditures were $84 million, $166 million and $233 million in 1994, 1993 and 1992, respectively, including an aggregate of over $350 million during those periods for capacity expansions. Subject to market conditions and the successful completion of the Recapitalization, the Company's current plans to support growth in domestic tissue shipments include adding one world-class (270-inch) tissue paper machine over the next five years and the start up of another dry form machine in the next few years. The New Bank Credit Agreement will impose limits for domestic capital expenditures, with certain exceptions, of $75 million per year. The Company will also be permitted to spend up to $250 million for domestic expansion projects including, without restriction, an additional tissue paper machine at one of its existing domestic mills. Other domestic expansion projects are restricted unless the Company's ratio of Consolidated EBITDA to Consolidated Interest Expense (as such terms are defined in the New Bank Credit Agreement) exceeds certain amounts. In addition, the Company will be permitted to make capital expenditures for international expansion of up to $40 million through June 30, 1996, and up to $100 million in the aggregate after June 30, 1996 if the Company's ratio of Consolidated EBITDA to Consolidated Interest Expense exceeds certain amounts. Under the New Bank Credit Agreement, the Company may carry over to one or more years (thereby increasing the scheduled permitted limit for capital expenditures in respect of such year) the amount by which the scheduled permitted limit for each year (beginning with fiscal year 1995) exceeded the capital expenditures actually made in respect of such prior year. The Company does not believe such limitations will impair its plans for capital expenditures. Capital expenditures are projected to approximate $55


                                    - 11 -
to $75 million annually for the next several years, plus $225 million of domestic expansion capital spending that is subject to market conditions and the successful completion of the Recapitalization.

     The 1995 Revolving Credit Facility will mature on the seventh anniversary of the completion of the Offering. Assuming the Recapitalization is consummated on March 15, 1995, the Company expects to have $179.1 million in available capacity under the 1995 Revolving Credit Facility.

     Assuming the Recapitalization is completed in March 1995, approximately $1.4 billion of the Company's outstanding indebtedness is expected to bear interest at floating rates. The Company's policy is to enter into interest rate cap and swap agreements as a hedge to effectively fix or limit its exposure to floating interest rates to, at a minimum, comply with the terms of its senior secured debt agreements. The Company is a party to LIBOR-based interest rate cap agreements which limit the interest cost to the Company with respect to $500 million of floating rate obligations to 6% plus the Company's borrowing margin until June 1, 1996, and to 8% plus the Company's borrowing margin from June 1, 1996 to June 1, 1999. The Company monitors the risk of default by the counterparties to the interest rate cap agreements and does not anticipate nonperformance. See Note 8 to the Company's audited consolidated financial statements included elsewhere in this report for additional information concerning these agreements.

     The limitations contained in the New Bank Credit Agreement and in the Company's indentures on the ability of the Company and its subsidiaries to incur indebtedness, together with the highly leveraged position of the Company, could limit the Company's ability to effect future financings and may otherwise restrict corporate activities, including the Company's ability to respond to market conditions, to provide for unanticipated capital expenditures (including capital expenditures for environmental matters) or to take advantage of business opportunities which may arise or to take actions that require funds in excess of those available to the Company. However, the Company believes that cash provided by operations, unused borrowing capacity under the 1995 Revolving Credit Facility and access to financing in public and private markets will be sufficient to enable it to fund capital expenditures (including planned capital expenditures for environmental matters) and meet its debt service requirements for the foreseeable future.

     Assuming a favorable resolution of the U.S. Tax Court appeal discussed in
Note 7 of the Company's audited consolidated financial statements included elsewhere in this report, the Company will have approximately $131 million of net operating loss ("NOL") carryforwards as of December 31, 1994 for federal income tax purposes which expire as follows: $11 million in 2007, $47 million in 2008 and $73 million in 2009. The aggregate amount of net operating loss carryforwards available to the Company as of December 31, 1994 could be reduced to approximately $71 million if the U.S. Tax Court decision is affirmed. Further, under the Internal Revenue Code of 1986, as amended (the "Code"), the utilization of NOL carryforwards against future taxable income is potentially limited if the Company experiences an "ownership change," as defined in the Code. The Company believes that it will not experience an ownership change in connection with the Offering or that, if it does, the resulting limitation on NOL carryforward utilization is not expected to have a significant effect on the Company's financial condition or on its results of operations. It is possible, however, that following the Offering, future events (such as transfers of Common Stock by shareholders, or certain Common



                                    - 12 -
Stock issuances) could cause an ownership change which under the circumstances at that time could result in a limitation on the Company's ability to utilize NOL carryforwards existing at such time to offset future taxable income.

     Refer to Note 7 to the audited consolidated financial statements included elsewhere in this report for a description of certain matters related to income taxes.

Seasonality.

     During the years ended December 31, 1994, 1993, and 1992, a slightly higher amount of the Company's revenues and EBITDA have been recognized during the second and third quarters. Following the Recapitalization, the Company expects to fund seasonal working capital needs from the 1995 Revolving Credit Facility.












































                                    - 13 -


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of FORT HOWARD CORPORATION:

     We have audited the accompanying consolidated balance sheets of Fort Howard Corporation (a Delaware corporation) and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income and cash flows for the years ended December 31, 1994, 1993 and 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fort Howard Corporation and subsidiaries as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for the years ended December 31, 1994, 1993 and 1992, in conformity with generally accepted accounting principles.

     As discussed in Notes 1 and 10 to the consolidated financial statements, effective January 1, 1992, the Company changed its method of accounting for postretirement benefits other than pensions.


                                          ARTHUR ANDERSEN LLP


Milwaukee, Wisconsin,
January 31, 1995




















                                    - 14 -


FORT HOWARD CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)



                                         For the Years Ended December 31,
                                         --------------------------------
                                          1994         1993         1992
                                          ----         ----         ----

Net sales............................. $1,274,445   $ 1,187,387   $1,151,351
Cost of sales.........................    867,357       784,054      726,356
                                       ----------   -----------   ----------
Gross income..........................    407,088       403,333      424,995
Selling, general and administrative...    110,285        96,966       97,620
Amortization of goodwill..............         --        42,576       56,700
Goodwill write-off....................         --     1,980,427           --
Environmental charge..................     20,000            --           --
                                       ----------   -----------   ----------
Operating income (loss)...............    276,803    (1,716,636)     270,675
Interest expense......................    337,701       342,792      338,374
Other (income) expense, net...........        118        (2,996)       2,101
                                       ----------   -----------   ----------
Loss before taxes.....................    (61,016)   (2,056,432)     (69,800)
Income taxes (credit).................    (18,891)      (16,314)        (398)
                                       ----------   -----------   ----------
Loss before extraordinary items
  and adjustment for
  accounting change...................    (42,125)   (2,040,118)     (69,402)
Extraordinary items--losses on
  debt repurchases (net of income
   taxes of $14,731 in 1994 and
   $7,333 in 1993)....................    (28,170)      (11,964)          --
Adjustment for adoption of
   SFAS No. 106 (net of income
   taxes of $6,489)...................         --            --      (10,587)
                                       ----------   -----------   ----------
Net loss.............................. $  (70,295)  $(2,052,082)  $  (79,989)
                                       ==========   ===========   ==========

Loss per share:
  Net loss before extraordinary
  items and adjustment for
  accounting change................... $    (1.11)  $    (53.54)  $    (1.82)
  Extraordinary items.................      (0.74)        (0.31)          --
  Adjustment for adoption of
     SFAS No. 106.....................         --            --        (0.28)
                                       ----------   -----------   ----------
  Net loss............................ $    (1.85)  $    (53.85)  $    (2.10)
                                       ==========   ===========   ==========

The accompanying notes are an integral part of these consolidated financial statements.





                                    - 15 -
FORT HOWARD CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Thousands)


                                                         December 31,
                                                      -------------------
                                                      1994           1993
                                                      ----           ----

Assets
  Current assets:
    Cash and cash equivalents..................  $       422    $       227
    Receivables, less allowances of $1,589
      in 1994 and $2,366 in 1993...............      123,150        105,834
    Inventories................................      130,843        118,269
    Deferred income taxes......................       20,000         14,000
    Income taxes receivable....................        5,200          9,500
                                                 -----------    -----------
      Total current assets.....................      279,615        247,830
  Property, plant and equipment................    1,932,713      1,845,052
    Less: Accumulated depreciation.............      611,762        516,938
                                                 -----------    -----------
      Net property, plant and equipment........    1,320,951      1,328,114
  Other assets.................................       80,332         73,843
                                                 -----------    -----------
        Total assets...........................  $ 1,680,898    $ 1,649,787
                                                 ===========    ===========

Liabilities and Shareholders' Deficit
  Current liabilities:
    Accounts payable...........................  $   100,981    $   101,665
    Interest payable...........................       84,273         54,854
    Income taxes payable.......................          224            122
    Other current liabilities..................       75,450         70,138
    Current portion of long-term debt..........      116,203        112,750
                                                 -----------    -----------
      Total current liabilities................      377,131        339,529
  Long-term debt.................................  3,189,644      3,109,838
  Deferred and other long-term income taxes......    209,697        243,437
  Other liabilities..............................     41,162         26,088
  Common Stock with put right....................     11,711         11,820
  Shareholders' deficit:
    Common Stock.................................    600,471        600,459
    Cumulative translation adjustment............     (2,330)        (5,091)
    Retained deficit............................. (2,746,588)    (2,676,293)
                                                  ----------    -----------
      Total shareholders' deficit................ (2,148,447)    (2,080,925)
                                                  ----------    -----------
        Total liabilities and shareholders'
          deficit................................$ 1,680,898    $ 1,649,787
                                                 ===========    ===========

The accompanying notes are an integral part of these consolidated financial statements.





                                    - 16 -
FORT HOWARD CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
                                              For the Year Ended December 31,
                                              -------------------------------
                                               1994        1993        1992
                                               ----        ----        ----
Cash provided from (used for) operations:
  Net loss.................................. $(70,295) $(2,052,082)  $(79,989)
  Depreciation and amortization.............   95,727      130,671    137,977
  Goodwill write-off........................       --    1,980,427         --
  Non-cash interest expense.................   74,238      100,844    139,700
  Deferred income taxes (credit)............  (33,832)     (17,874)   (17,799)
  Environmental charge......................   20,000           --         --
  Employee stock compensation...............       --       (7,832)     1,120
  Pre-tax loss on debt repurchases..........   42,901       19,297         --
  Pre-tax adjustment for adoption of
    SFAS No. 106............................       --           --     17,076
  Increase in receivables...................  (17,316)      (2,343)    (5,284)
  Increase in inventories...................  (12,574)     (17,294)    (1,215)
  (Increase) decrease in income taxes
    receivable..............................    4,300       (7,000)    (2,500)
  Increase (decrease) in accounts payable...     (684)      (2,740)    13,572
  Increase (decrease) in interest payable...   29,419        21,797      (298)
  Increase (decrease) in income taxes
    payable.................................      102        (1,670)   (5,094)
  All other, net............................   (6,896)        6,848    12,684
                                             --------  ------------  --------
      Net cash provided from operations.....  125,090       151,049   209,950
Cash used for investment activities:
  Additions to property, plant and
    equipment...............................  (83,559)     (165,539) (232,844)
  Acquisition of Stuart Edgar Limited,
    net of acquired cash of $749............       --            --    (8,302)
                                             --------  ------------  --------
      Net cash used for investment
        activities..........................  (83,559)     (165,539) (241,146)
Cash provided from (used for)
  financing activities:
  Proceeds from long-term borrowings........  750,000       887,088   189,518
  Repayment of long-term borrowings......... (759,202)     (841,399) (167,731)
  Debt issuance costs.......................  (32,134)      (31,160)       --
                                             --------  ------------  --------
      Net cash provided from (used for)
        financing activities................  (41,336)       14,529    21,787
                                             --------  ------------  --------
Increase (decrease) in cash.................      195            39    (9,409)
Cash, beginning of year.....................      227           188     9,597
                                             --------  ------------  --------
      Cash, end of year..................... $    422  $        227  $    188
                                             ========  ============  ========
Supplemental Cash Flow Disclosures:
  Interest paid............................. $237,650  $    228,360  $208,051
  Income taxes paid, net.................... $  2,483  $      4,432  $  9,997

The accompanying notes are an integral part of these consolidated financial statements.


                                    - 17 -


FORT HOWARD CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1994

1. SIGNIFICANT ACCOUNTING POLICIES

     (A) PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of Fort Howard Corporation and all domestic and foreign subsidiaries. Assets and liabilities of foreign subsidiaries are translated at the rates of exchange in effect at the balance sheet date. Income amounts are translated at the average of the monthly exchange rates. The cumulative effect of translation adjustments is deferred and classified as a cumulative translation adjustment in the consolidated balance sheet. The Company does not hedge its translation exposure. The Company does not engage in material hedging activity with respect to foreign currency transaction risks. All significant intercompany accounts and transactions have been eliminated. Certain reclassifications have been made to conform prior years' data to the current format.

     On September 4, 1992, Fort Sterling Limited ("Fort Sterling"), the Company's United Kingdom tissue operations, acquired for $25 million, including debt assumed of $17 million, Stuart Edgar Limited ("Stuart Edgar"), a converter of consumer tissue products with annual net sales approximating $43 million. The operating results of Stuart Edgar are included in the consolidated financial statements since September 4, 1992.

     (B) CASH AND CASH EQUIVALENTS -- The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amount of cash equivalents approximates fair value due to the short maturity of the investments.

     (C) INVENTORIES -- Inventories are carried at the lower of cost or market, with cost principally determined on a first-in, first-out basis (see
Note 2).

     (D) PROPERTY, PLANT AND EQUIPMENT -- Prior to August 9, 1988, property, plant and equipment were stated at original cost and depreciated using the straight-line method. Effective with the Acquisition (as defined below), properties were adjusted to their estimated fair values and are being depreciated on a straight-line basis over useful lives of 30 to 50 years for buildings and 2 to 25 years for equipment.

     Assets under capital leases principally arose in connection with sale and leaseback transactions as described in Note 9 and are stated at the present value of future minimum lease payments. These assets are amortized over the respective periods of the leases which range from 15 to 25 years.
Amortization of assets under capital leases is included in depreciation expense.

     The Company follows the policy of capitalizing interest incurred in conjunction with major capital expenditure projects. The amounts capitalized in 1994, 1993 and 1992 were $4,230,000, $8,369,000 and $11,047,000, respectively.

     (E) REVENUE RECOGNITION -- Sales of the Company's paper products are recorded upon shipment of products.



                                    - 18 -
     (F) ENVIRONMENTAL EXPENDITURES -- Environmental expenditures that relate to current operations are expensed or capitalized as appropriate.
Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when material environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Recoveries of environmental remediation costs from other potentially responsible parties and recoveries from insurance carriers are not recorded as assets until such time as their receipt is deemed probable and the amounts are reasonably estimable.

     (G) GOODWILL -- In 1988, FH Acquisition Corp., a company organized on behalf of The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF II"), acquired the Company in a leveraged buyout and was subsequently merged with and into the Company (the "Acquisition"). Goodwill (the acquisition costs in excess of the fair value of net assets of acquired businesses) acquired in connection with the Acquisition and the purchases of other businesses was amortized on a straight-line basis over 40 years through the third quarter of 1993 when the Company wrote off its remaining goodwill balance (see Note 4). The Company evaluates the carrying value of goodwill for possible impairment using a methodology which assesses whether forecasted cumulative net income before goodwill amortization is adequate to recover the future amortization of the Company's goodwill balance over the remaining amortization period of the goodwill.

     (H) EMPLOYEE BENEFIT PLANS -- A substantial majority of the Company's employees are covered under defined contribution plans. The Company's annual contributions to defined contribution plans are based on pre-tax income, subject to percentage limitations on participants' earnings and a minimum return on shareholders' equity. In recent years, the Company made discretionary contributions as permitted under the plans. Participants may also contribute a certain percentage of their wages to the plans. Costs charged to operations for defined contributions plans were approximately $12,716,000, $12,725,000 and $11,716,000 for the years ended December 31,
1994, 1993 and 1992, respectively.

     Employees retiring prior to February 1, 1990 from the Company's U.S. tissue operations who had met certain eligibility requirements are entitled to postretirement health care benefit coverage. These benefits are subject to deductibles, copayment provisions, a lifetime maximum benefit and other limitations. In addition, employees who retire after January 31, 1990 at age 55 or older with ten years of service may purchase health care benefit coverage from the Company up to age 65. The Company has reserved the right to change or terminate this benefit for active employees at any time. As of January 1, 1992, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The standard requires that the expected cost of postretirement health care benefits be charged to expense during the years that employees render service (see Note 10). Prior to 1992, the annual cost of these benefits had been expensed as claims and premiums were paid. Employees of the Company's U.K. tissue operations are not entitled to Company-provided postretirement benefit coverage.

     In November 1992, the Financial Accounting Standards Board issued SFAS No. 112, "Employers' Accounting for Postemployment Benefits." This new standard requires that the expected cost of benefits to be provided to former or inactive employees after employment but before retirement be charged to


                                    - 19 -
expense during the years that the employees render service. In the fourth quarter of 1992, the Company retroactively adopted the new standard effective January 1, 1992. Adoption of the new accounting standard had no effect on the Company's 1992 consolidated statement of income.

     (I) INTEREST RATE CAP AND SWAP AGREEMENTS -- The cost of interest rate cap agreements is amortized over the respective lives of the agreements. The differential to be paid or received in connection with interest rate swap agreements is accrued as interest rates change and is recognized over the lives of the agreements.

     (J) INCOME TAXES -- The Company follows SFAS No. 109, "Accounting for Income Taxes." As a result, deferred income taxes are provided to recognize temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The principal difference relates to depreciation expense. Deferred income tax expense represents the change in the deferred income tax asset and liability balances, excluding the deferred tax benefit related to extraordinary losses.

     (K) On January 31, 1995, the Company's shareholders approved an increase in the number of authorized shares of voting Common Stock to 99,400,000 shares and approved a 6.5-for-one stock split of the Common Stock, effective January 31, 1995. All share and per share amounts included in the consolidated financial statements and notes thereto have been restated to give effect to the increase in authorized shares and the stock split.

     (L) LOSS PER SHARE -- Loss per share has been computed on the basis of the average number of common shares outstanding during the years. The average number of shares used in the computation was 38,103,215, 38,107,154 and 38,107,453 for the years ended December 31, 1994, 1993 and 1992, respectively. The assumed exercise of all outstanding stock options has been excluded from the computation of loss per share in 1994, 1993 and 1992 because the result was antidilutive.

     (M) SEGMENT INFORMATION -- The Company operates in one industry segment as a manufacturer, converter and marketer of a diversified line of single-use paper products for the home and away-from-home markets.





















                                    - 20 -


2. INVENTORIES

     Inventories are summarized as follows:

                                                             December 31,
                                                           ----------------
                                                           1994        1993
                                                           ----        ----
                                                            (In thousands)
Components
  Raw materials and supplies..........................   $ 63,721    $ 61,285
  Finished and partly-finished products...............     67,122      56,984
                                                         --------    --------
                                                         $130,843    $118,269
                                                         ========    ========

Value at lower of cost or market:
  First-in, first-out (FIFO)..........................   $107,493    $ 94,436
  Average cost by specific lot........................     23,350      23,833
                                                         --------    --------
                                                         $130,843    $118,269
                                                         ========    ========

3. PROPERTY, PLANT AND EQUIPMENT

     The Company's major classes of property, plant and equipment are:

                                                             December 31,
                                                           ----------------
                                                           1994        1993
                                                           ----        ----
                                                            (In thousands)

Land..............................................   $   44,422    $   44,429
Buildings.........................................      325,395       318,955
Machinery and equipment...........................    1,527,865     1,367,839
Construction in progress..........................       35,031       113,829
                                                     ----------    ----------
                                                     $1,932,713    $1,845,052
                                                     ==========    ==========

     Included in the property, plant and equipment totals above are assets under capital leases, as follows:

                                                           December 31,
                                                         ----------------
                                                         1994        1993
                                                         ----        ----
                                                           (In thousands)

Buildings.........................................   $    4,012   $    3,989
Machinery and equipment...........................      186,281      185,624
                                                     ----------   ----------
    Total assets under capital leases.............   $  190,293   $  189,613
                                                     ==========   ==========




                                    - 21 -


4. GOODWILL

     Changes in the Company's goodwill are summarized as follows:

                                                      Year Ended December 31,
                                                      -----------------------
                                                         1993         1992
                                                         ----         ----
                                                          (In thousands)

Balance, beginning of year........................   $ 2,023,416   $2,075,525
Acquisition of Stuart Edgar.......................            --        6,043
Amortization of goodwill..........................       (42,576)     (56,700)
Effects of foreign currency translation...........          (413)      (1,452)
Goodwill write-off................................    (1,980,427)          --
                                                     -----------   ----------
Balance, end of year..............................   $        --   $2,023,416
                                                     ===========   ==========

     Low industry operating rates and aggressive competitive activity among tissue producers resulting from the recession, additions to capacity and other factors adversely affected tissue industry operating conditions and the Company's operating results from 1991 through September 30, 1993.
Accordingly, the Company revised its projections and determined that its projected results would not support the future amortization of the Company's remaining goodwill balance of approximately $1.98 billion at September 30, 1993.

     The methodology employed to assess the recoverability of the Company's goodwill first involved the projection in September 1993 of operating results forward 35 years, which approximated the remaining amortization period of the goodwill as of October 1, 1993. The Company then evaluated the recoverability of goodwill on the basis of this forecast of future operations as of September 30, 1993. Based on such forecast, the cumulative net income before goodwill amortization of approximately $100 million over the remaining 35-year amortization period was insufficient to recover the goodwill balance. Accordingly, the Company wrote off its remaining goodwill balance of $1.98 billion in the third quarter of 1993.

     The Company's forecast as of September 30, 1993 assumed that sales volume increases would be limited to production from a new paper machine then under construction at the Company's Muskogee mill which was subsequently started-up in 1994 and that further capacity expansion was not justifiable given the Company's high leverage and adverse tissue industry operating conditions.
Such projections assumed that net selling price and cost increases would approximate 1% per year, based on the Company's annual historical price increase trend for the years 1984 through 1993 and management's estimates of future performance. Through the year 2001, the Company's projections as of September 30, 1993 indicated that interest expense would exceed operating income, which is determined after deducting annual depreciation expense. However, projected operating income before depreciation was adequate to cover projected interest expense. Inflation and interest rates were assumed to remain low at 1993 levels during the projected period. Each of the Company's






                                    - 22 -
then outstanding higher yielding debt securities, the 12 3/8% Senior Subordinated Notes due 1997 (the "12 3/8% Notes"), the 12 5/8% Subordinated Debentures due 2000 (the "12 5/8% Debentures") and the 14 1/8% Junior Subordinated Discount Debentures due 2004 (the "14 1/8% Debentures"), were further assumed to be refinanced at lower interest rates. Total capital expenditures were projected to approximate $55-$80 million annually over the ten years ending December 31, 2003 plus $32 million in 1994 to complete the Muskogee mill expansion and another $32 million over 1994 and 1995 for a new coal-fired boiler under construction at the Company's Savannah mill. Management believed that the projected future results based on these assumptions were the most likely scenario at the time given the Company's high leverage and adverse tissue industry operating conditions experienced for the period 1991 through September 30, 1993.

5. OTHER ASSETS

     The components of other assets are as follows:

                                                             December 31,
                                                            ---------------
                                                            1994       1993
                                                            ----       ----
                                                             (In thousands)

Deferred loan costs, net of accumulated amortization....   $76,640    $71,459
Prepayments and other...................................     3,692      2,384
                                                           -------    -------
                                                           $80,332    $73,843
                                                           =======    =======

     Amortization of deferred loan costs for the years ended December 31, 1994, 1993 and 1992 totaling $13,466,000, $13,488,000 and $14,910,000, respectively, is reported as non-cash interest expense. During 1994, $14,195,000 of deferred loan costs were written off in conjunction with the retirement of long-term debt, $21,584,000 of deferred loan costs were incurred for the issuance of the 8 1/4% Senior Notes due 2002 (the "8 1/4% Notes") and the 9% Senior Subordinated Notes due 2006 (the "9% Notes"), and $10,550,000 of deferred loan costs were incurred for the purchase of interest rate cap agreements. During 1993, $19,297,000 of deferred loan costs were written off in conjunction with the retirement of long-term debt and $31,160,000 of deferred loan costs were incurred for the issuance of a new bank term loan (the "1993 Term Loan"), the 9 1/4% Senior Unsecured Notes due 2001 (the
"9 1/4% Notes") and the 10% Subordinated Notes due 2003 (the "10% Notes") and for the purchase of an interest rate cap agreement (see Note 8).















                                    - 23 -
6. OTHER CURRENT LIABILITIES

     The components of other current liabilities are as follows:

                                                             December 31,
                                                            ---------------
                                                            1994       1993
                                                            ----       ----
                                                             (In thousands)

Salaries and wages......................................   $41,959    $38,152
Contributions to employee benefit plans.................    12,816     12,805
Taxes other than income taxes...........................     5,615      5,492
Other accrued expenses..................................    15,060     13,689
                                                           -------    -------
                                                           $75,450    $70,138
                                                           =======    =======

7. INCOME TAXES

     The income tax provision (credit) includes the following components:

                                                  Year Ended December 31,
                                                -----------------------------
                                                1994         1993        1992
                                                ----         ----        ----
                                                       (In thousands)
Current
  Federal.................................. $   1,800    $ (6,012)   $ 10,501
  State....................................       509         465         411
  Foreign..................................    (2,099)       (225)         --
                                            ---------    --------    --------
      Total current........................       210      (5,772)     10,912
Deferred
  Federal..................................   (18,826)     (7,731)    (13,678)
  State....................................    (2,793)     (2,956)     (2,380)
  Foreign..................................     2,518         145       4,748
                                            ---------    --------    --------
      Total deferred.......................   (19,101)    (10,542)    (11,310)
                                            ---------    --------    --------
                                            $ (18,891)   $(16,314)   $   (398)
                                            =========    ========    ========

















                                    - 24 -
     The effective tax rate varied from the U.S. federal tax rate as a result of the following:

                                                    Year Ended December 31,
                                                    -----------------------
                                                    1994     1993     1992
                                                    ----     ----     ----

U.S. federal tax rate............................  (34.0)%  (34.0)%  (34.0)%
Amortization of intangibles......................     --     33.4     27.6
State income taxes net of U.S. tax benefit.......   (4.1)    (0.1)    (3.0)
Interest on long-term income taxes...............    3.3       --      5.7
Permanent differences related to accruals........    3.3       --       --
Other, net.......................................    0.5     (0.1)     3.1
                                                   -----    -----    -----
Effective tax rate...............................  (31.0)%   (0.8)%   (0.6)%
                                                   =====    =====    =====

     The domestic and foreign components of loss before income taxes are as follows:

                                                 Year Ended December 31,
                                               -----------------------------
                                               1994         1993        1992
                                               ----         ----        ----
                                                      (In thousands)

Domestic.................................  $(62,711)  $(2,048,746)  $(85,597)
Foreign..................................     1,695        (7,686)    15,797
                                           --------   -----------   --------
                                           $(61,016)  $(2,056,432)  $(69,800)
                                           ========   ===========   ========

     The net deferred income tax liability at December 31, 1994 includes $232 million related to property, plant and equipment. All other components of the gross deferred income tax assets and gross deferred income tax liabilities are individually not significant. The Company has not recorded a valuation allowance with respect to any deferred income tax asset.

     In 1992, the Internal Revenue Service (the "IRS") issued a statutory notice of deficiency (the "Notice") to the Company for additional income tax due for the 1988 tax year. In the Notice, the IRS disallowed deductions for its 1988 tax year for fees and expenses, other than interest, related to the 1988 debt financing and refinancing transactions. In disallowing these deductions, the IRS relied on Section 162(k) of the Internal Revenue Code (the "Code") (which denies deductions for otherwise deductible amounts paid or incurred in connection with stock redemptions). The Company had deducted a portion of the disallowed fees and expenses in 1988 and has been deducting the balance of the fees and expenses over the terms of the 1988 long-term debt financing and refinancing. Following receipt of the Notice, the Company filed a petition in the U.S. Tax Court contesting the deficiency. In August 1994, the U.S. Tax Court issued its opinion in which it essentially adopted the interpretation of Code Section 162(k) advanced by the IRS and disallowed the deductions claimed by the Company. At present, the U.S. Tax Court is preparing an order in which it will determine the amount of the tax deficiency owed by the Company as a result of the court's decision. The Company intends to appeal the U.S. Tax Court decision to the U.S. Court of Appeals for the



                                    - 25 -
Seventh Circuit. In anticipation of its appeal, the Company has paid to the IRS tax of approximately $5 million potentially due for its 1988 tax year pursuant to the U.S. Tax Court opinion along with $4 million for the interest accrued on such tax. If the decision of the U.S. Tax Court is ultimately sustained, the Company estimates that the potential amount of additional taxes due on account of such disallowance for the period 1989 through 1994 would be approximately $34 million and for the period after 1994 (assuming current statutory tax rates) would be approximately $4 million, in each case exclusive of interest. While the Company is unable to predict the final result of its appeal of the U.S. Tax Court decision with certainty, it has accrued for the potential tax liability as well as for the interest charges thereon for the period 1989 through 1994 and thus the Company believes that the ultimate resolution of this case will not have a material adverse effect on the Company's financial condition or on its results of operations.

     Assuming a favorable resolution of the U.S. Tax Court appeal, the Company will have approximately $131 million of net operating loss carryforwards as of December 31, 1994 for federal income tax purposes which expire as follows:
$11 million in 2007, $47 million in 2008 and $73 million in 2009. The aggregate amount of net operating loss carryforwards available to the Company as of December 31, 1994 could be reduced to approximately $71 million if the U.S. Tax Court decision is affirmed. During 1994, the Company reclassified $11 million from the liability for other long-term income taxes to the liability for current income taxes principally to reflect the payments totaling $9 million made to the IRS with respect to the 1988 tax year.


































                                    - 26 -


8. LONG-TERM DEBT

     Long-term debt and capital lease obligations, including amounts payable within one year, are summarized as follows:

                                                             December 31,
                                                           ----------------
                                                           1994        1993
                                                           ----        ----
                                                            (In thousands)
1988 Term Loan, at prime plus 1.50% or, subject to
  certain limitations, at a reserve adjusted
  Eurodollar rate plus 2.25% subject to downward
  adjustment if certain financial criteria are
  met (at a weighted average rate of 8.19% at
  December 31, 1994), due in varying annual
  repayments with a final maturity of
  December 31, 1996.................................... $  224,534  $  331,753
1988 Revolving Credit Facility, at prime plus
  1.50% or, subject to certain limitations,
  at a reserve adjusted Eurodollar rate plus
  2.25% subject to downward adjustment if certain
  financial criteria are met (at a weighted
  average rate of 8.66% at December 31, 1994),
  due December 31, 1996................................    196,500     243,700
1993 Term Loan, at prime plus 1.75% or, subject
  to certain limitations, at a reserve adjusted
  Eurodollar rate plus 3.0% (8.57% at
  December 31, 1994), due May 1, 1997..................    100,000     100,000
Senior Secured Notes, at three month LIBOR plus
  2.75% to 3.50% (9.13% to 9.88% at December 31, 1994),
  due in varying amounts between 1996 and 2000.........    300,000     300,000
Senior Unsecured Notes, 9 1/4%, due March 15, 2001.....    450,000     450,000
Senior Unsecured Notes, 8 1/4%, due February 1, 2002....   100,000          --
Senior Subordinated Notes, 12 3/8%, repurchased
  in 1994...............................................        --     333,910
Senior Subordinated Notes, 9%, due February 1, 2006.....   650,000          --
Subordinated Debentures, 12 5/8%, due November 1, 2000..   145,815     383,910
Subordinated Notes, 10%, due March 15, 2003.............   300,000     300,000
Junior Subordinated Discount Debentures, 14 1/8%,
  due November 1, 2004..................................   566,869     506,186
Capital lease obligations, at interest rates
  approximating 10.9%...................................   182,936     184,023
Pollution Control Revenue Refunding Bonds, 7.90%,
  due October 1, 2005...................................    42,000      42,000
Debt of foreign subsidiaries, at rates ranging from
  7.00% to 8.36%, due in varying annual installments
  through March 2001....................................    47,193      47,106
                                                        ----------  ----------
                                                         3,305,847   3,222,588
Less: Current portion of long-term debt.................   116,203     112,750
                                                        ----------  ----------
                                                        $3,189,644  $3,109,838
                                                        ==========  ==========





                                    - 27 -


     The aggregate fair values of the Company's long-term debt and capital lease obligations approximated $3,152 million and $3,276 million compared to aggregate carrying values of $3,306 million and $3,223 million at December 31, 1994 and 1993, respectively. The fair values of the Term Loan, Revolving Credit Facility and 1993 Term Loan are estimated based on secondary market transactions in such securities. Fair values for the Senior Secured Notes, the 9 1/4% Notes, the 8 1/4% Notes, the 9% Notes, the 12 5/8% Debentures, the 10% Notes, the 14 1/8% Debentures and the Pollution Control Revenue Refunding Bonds were estimated based on trading activity in such securities. Of the capital lease obligations, the fair values of 1991 Series Pass Through Certificates were estimated based on trading activity in such securities. The fair values of other capital lease obligations were estimated based on interest rates implicit in the valuation of the 1991 Series Pass Through Certificates. The fair value of debt of foreign subsidiaries is deemed to approximate its carrying amount.

     The 14 1/8% Debentures did not accrue interest in cash until November 1, 1994, and were issued at a discount to yield a 14 1/8% effective annual rate. The 14 1/8% Debentures require payments of interest in cash commencing on May 1, 1995. Interest incurred in 1994 through October and for the years ended December 31, 1993 and 1992 related to these debentures was added to the balance due.

     On February 9, 1994, the Company sold $100 million principal amount of 8 1/4% Notes and $650 million principal amount of 9% Notes in a registered public offering (collectively, the "1994 Notes"). Net proceeds from the sale of the 1994 Notes were applied to the repurchase of all the remaining 12 3/8% Notes at the redemption price of 105% of the principal amount thereof, to the repurchase of $238 million of 12 5/8% Debentures at the redemption price of 105% of the principal amount thereof, to the prepayment of $100 million of the 1988 Term Loan, to the repayment of a portion of the Company's indebtedness under the 1988 Revolving Credit Facility and to the payment of fees and expenses.

     The 8 1/4% Notes are senior unsecured obligations of the Company, rank equally in right of payment with the other senior indebtedness of the Company and are senior to all existing and future subordinated indebtedness of the Company. The 9% Notes are subordinated in right of payment to all existing and future senior indebtedness of the Company, and constitute senior indebtedness with respect to the 10% Notes, the 12 5/8% Debentures and the 14 1/8% Debentures.

     In connection with the sale of the 1994 Notes, the Company amended the Bank Credit Agreement, the 1993 Term Loan Agreement and the Senior Secured Note Agreement. Among other changes, the amendments reduced the required ratio of earnings before non-cash charges, interest and taxes to cash interest for the four fiscal quarters ending March 31, 1994, to 1.40 to 1.00 from 1.50 to 1.00.

     The Company incurred an extraordinary loss of $28 million (net of income taxes of $15 million) in the first quarter of 1994 representing the redemption premiums on the repurchases of the 12 3/8% Notes and the 12 5/8% Debentures, and the write-off of deferred loan costs associated with the prepayment of $100 million of the 1988 Term Loan and the repurchases of the 12 3/8% Notes and the 12 5/8% Debentures.




                                    - 28 -
     On March 22, 1993, the Company sold $450 million principal amount of 9 1/4% Notes and $300 million principal amount of 10% Notes in a registered public offering. On April 21, 1993, the Company borrowed $100 million pursuant to the 1993 Term Loan. Proceeds from the sale of the 9 1/4% Notes and the 10% Notes and from the 1993 Term Loan were applied to the prepayment of $250 million of the 1988 Term Loan, to the repayment of a portion of the Company's indebtedness under the 1988 Revolving Credit Facility, to the repurchase of all the Company's outstanding Junior Subordinated Debentures due 2004 (the "14 5/8% Debentures") and to the payment of fees and expenses. As a result of the repayment of $250 million of the 1988 Term Loan and the repurchases of the 14 5/8% Debentures, the Company incurred an extraordinary loss of $10 million (net of income taxes of $6 million) representing the write-off of unamortized deferred loan costs.

     The 9 1/4% Notes are senior unsecured obligations of the Company, rank equally in right of payment with the other senior indebtedness of the Company and are senior to all existing and future subordinated indebtedness of the Company. The 10% Notes are subordinated in right of payment to all existing and future senior indebtedness of the Company, including the 9% Notes, rank equally with the 12 5/8% Debentures and constitute senior indebtedness with respect to the 14 1/8% Debentures. The 1993 Term Loan constitutes senior secured indebtedness of the Company.

     The Company redeemed $50 million of its 12 3/8% Notes at the redemption price of 105% of the principal amount thereof on November 1, 1993, the first date that such notes were redeemable. The redemption was funded principally from excess funds from the sale of the 9 1/4% Notes and the 10% Notes. In connection with the redemption, the Company incurred an extraordinary loss of $2 million (net of income taxes of $1 million), representing the redemption premium and unamortized deferred loan costs.

     Debt of foreign subsidiaries bears interest at floating rates and is secured by certain assets of Fort Sterling and Stuart Edgar but is nonrecourse to the Company.

     Obligations under the Bank Credit Agreement, the 1993 Term Loan Agreement, the Senior Secured Notes and debt of foreign subsidiaries bear interest at floating rates. The Company's policy is to enter into interest rate cap and swap agreements as a hedge to effectively fix or limit its exposure to floating interest rates to, at a minimum, comply with the terms of its senior secured debt agreements. The Company is a party to LIBOR-based interest rate cap agreements which limit the interest cost to the Company with respect to $500 million of floating rate obligations to 6% plus the Company's borrowing margin until June 1, 1996 and to 8% plus the Company's borrowing margin from June 1, 1996 until June 1, 1999. At current market rates at December 31, 1994, the fair value of the Company's interest rate cap agreements is $23 million. The counterparties to the Company's interest rate cap agreements consist of major financial institutions. While the Company is exposed to credit risk to the extent of nonperformance by these counterparties, management monitors the risk of default by the counterparties and believes that the risk of incurring losses due to nonperformance is remote.







                                    - 29 -
     In addition to the scheduled mandatory annual repayments, the Bank Credit Agreement provides for mandatory repayments from proceeds of any significant asset sales (except for proceeds from certain foreign asset sales which are redeployed outside the U.S.), from proceeds of sale and leaseback transactions, and annually an amount equal to 50% of excess cash flow for the prior calendar year, as defined.

     Among other restrictions, the Bank Credit Agreement, the 1993 Term Loan Agreement, the Senior Secured Note Agreement, the debt of foreign subsidiaries and the Company's indentures: (1) restrict payments of dividends, repayments of subordinated debt, purchases of the Company's Common Stock, additional borrowings and acquisition of property, plant and equipment; (2) require that the ratios of current assets to current liabilities, senior debt to adjusted net worth plus subordinated debt and earnings before non-cash charges, interest and taxes to cash interest be maintained at prescribed levels; (3) restrict the ability of the Company to make fundamental changes and to enter into new lines of business, the pledging of the Company's assets and guarantees of indebtedness of others and (4) limit dispositions of assets, the ability of the Company to enter lease and sale and leaseback transactions, and investments which might be made by the Company. The Company believes that such limitations should not impair its plans for continued maintenance and modernization of facilities or other operating activities.

     On October 14, 1994, the Company entered into an amendment of its Bank Credit Agreement, 1993 Term Loan Agreement and Senior Secured Note Agreement. Among other things, this amendment adjusted certain financial covenants, including the reduction of the required ratio of earnings before non-cash charges, interest and taxes to cash interest to 1.25 to 1.00 from 1.50 to 1.00 and the increase of the maximum ratio of senior debt to adjusted net worth plus subordinated debt to 0.85 to 1.00 from 0.80 to 1.00 effective for the rolling four quarters ended December 31, 1994 through December 31, 1995. The ratios were adjusted to give effect to the Company's higher aggregate cash interest expense which results from the Company's 14 1/8% Debentures accruing interest in cash commencing on November 1, 1994, with payments of interest in cash commencing on May 1, 1995.

     At December 31, 1994, receivables totaling $114 million, inventories totaling $131 million and property, plant and equipment with a net book value of $1,313 million were pledged as collateral under the terms of the Bank Credit Agreement, the 1993 Term Loan Agreement, the Senior Secured Note Agreement, the debt of foreign subsidiaries and under the indentures for sale and leaseback transactions.

     The Company is charged a 0.5% fee with respect to any unused balance available under its $350 million 1988 Revolving Credit Facility, and a 2% fee with respect to any letters of credit issued under the 1988 Revolving Credit Facility. At December 31, 1994, $197 million of borrowings reduced available capacity under the 1988 Revolving Credit Facility to $153 million.











                                    - 30 -
     The aggregate annual maturities of long-term debt and capital lease obligations at December 31, 1994, are as follows:

                                                           Amount
                                                           ------
                                                       (In thousands)

        1995........................................     $  116,203
        1996........................................        331,307
        1997........................................        207,793
        1998........................................         87,804
        1999........................................         81,551
        2000 and thereafter.........................      2,481,189
                                                         ----------
                                                         $3,305,847
                                                         ==========

9. SALE AND LEASEBACK TRANSACTIONS

     Buildings and machinery and equipment related to various capital additions at the Company's tissue mills were sold and leased back from various financial institutions (the "sale and leaseback transactions") for periods from 15 to 25 years. The terms of the sale and leaseback transactions contain restrictions which are less restrictive than the covenants of the Bank Credit Agreement described in Note 8.

    These leases are treated as capital leases in the accompanying consolidated financial statements. Future minimum lease payments at December 31, 1994, are as follows:

          Year Ending December 31,                       Amount
                                                         ------
                                                     (In thousands)

          1995...................................      $ 23,449
          1996...................................        24,541
          1997...................................        24,541
          1998...................................        24,330
          1999...................................        24,005
          2000 and thereafter....................       362,839
                                                       --------
          Total payments.........................       483,705
          Less imputed interest at
            rates approximating 10.9%............       300,769
                                                       --------
         Present value of capital
            lease obligations....................      $182,936
                                                       ========











                                    - 31 -


10. EMPLOYEE POSTRETIREMENT BENEFIT PLANS

     As of January 1, 1992, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The cumulative effect on years prior to 1992 of adopting SFAS No. 106 is stated separately in the Company's consolidated statement of income for 1992 as a one-time after-tax charge of $10.6 million. This change in accounting principle, excluding the cumulative effect, decreased operating income by $1.2 million in 1992.

     Net periodic postretirement benefit cost included the following components:

                                                      Year Ended December 31,
                                                      -----------------------
                                                      1994      1993     1992
                                                      ----      ----     ----
                                                          (In thousands)

Service cost......................................  $1,138    $1,140   $  902
Interest cost.....................................   1,719     1,800    1,366
Other.............................................      85        99       --
                                                    ------    ------   ------
  Net periodic postretirement benefit cost........  $2,942    $3,039   $2,268
                                                    ======    ======   ======

    The following table sets forth the components of the plan's unfunded accumulated postretirement benefit obligation:

                                                             December 31,
                                                           ----------------
                                                           1994        1993
                                                           ----        ----
                                                            (In thousands)
Accumulated postretirement benefit obligation:
  Retirees............................................  $  7,068    $  7,504
  Fully eligible active plan participants.............     3,411       4,401
  Other active plan participants......................    11,505      12,037
                                                        --------    --------
                                                          21,984      23,942
Unrecognized actuarial gains (losses).................       457      (3,517)
                                                        --------    --------
Accrued postretirement benefit cost...................  $ 22,441    $ 20,425
                                                        ========    ========

     The medical trend rate assumed in the determination of the accumulated postretirement benefit obligation at December 31, 1994 begins at 11.5% in 1995, decreases 1% per year to 6.5% for 2000 and remains at that level thereafter. Increasing the assumed medical trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1994 by $3.2 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost by $0.5 million. The medical trend rate assumed in the determination of the accumulated postretirement benefit obligation as of December 31, 1993 began at 12% in 1994, decreasing 1% per year to 6% for 2000 and remained at that level thereafter.




                                    - 32 -
     The discount rate used in determining the accumulated postretirement benefit obligation was 8% and 7% compounded annually with respect to the 1994 and 1993 valuations, respectively.

11. SHAREHOLDERS' DEFICIT

     The Company is authorized to issue up to 99,400,000 shares of $.01 par value voting Common Stock. At December 31, 1994, 38,107,778 shares were issued and 38,101,239 shares were outstanding. At December 31, 1993, 38,107,778 shares were issued and 38,107,128 shares were outstanding. In addition, 600,000 shares of $.01 par value nonvoting Common Stock have been authorized, of which none were issued or outstanding at both December 31, 1994 and 1993.

     Changes in the Company's shareholders' deficit accounts for the years ended December 31, 1994, 1993 and 1992, are as follows:

                                                       Cumulative
                                             Common    Translation    Retained
                                             Stock     Adjustment     Deficit
                                             ------    -----------    --------
                                                      (In millions)

Balance, December 31, 1991.................  $601        $   7       $   (545)
Net loss...................................    --           --            (80)
Amortization of the increase in fair
  market value of Common Stock with
  put right................................    --           --             (1)
Foreign currency translation adjustment....    --          (11)            --
                                             ----        -----       --------
Balance, December 31, 1992.................   601           (4)          (626)
Net loss...................................    --           --         (2,052)
Decrease in fair market value of Common
  Stock with put right.....................    --           --              2
Foreign currency translation adjustment....    --           (1)            --
                                             ----        -----       --------
Balance, December 31, 1993.................   601           (5)        (2,676)
Net loss...................................    --           --            (71)
Foreign currency translation adjustment....    --            3             --
                                             ----        -----       --------
Balance, December 31, 1994.................  $601        $  (2)      $ (2,747)
                                             ====        =====       ========

     The aggregate par value of the Common Stock reported in the amounts above at December 31, 1994 was $381,012.

12. COMMON STOCK WITH PUT RIGHT

     All Common Stock acquired by management investors, including shares acquired by the Company's former chairman and chief executive officer, are collectively referred to as the "Putable Shares." Beginning with the fifth anniversary of the respective dates of purchase of certain of the Putable Shares to the date on which 15% or more of the Company's Common Stock has been sold in one or more public offerings, specified percentages of the shares may be put to the Company at the option of the holders thereof, with certain limitations, at their fair market value. Subject to certain exceptions and prior to the date on which 15% or more of the Company's Common Stock has been


                                    - 33 -
sold in one or more public offerings, management investors who terminate their employment with the Company shall sell their shares of Common Stock and vested options to the Company or its designee. All the Putable Shares owned by the Company's former chairman and chief executive officer became putable to the Company at the time of his resignation.

     During 1993, the Company decreased the estimated fair market valuation of its Common Stock as a result of the effects of adverse tissue industry operating conditions on its long-term earnings forecast and, as a result, reduced the carrying amount of its Common Stock with put right to its original cost. The effect of the adjustment was to reduce both the Common Stock with put right and the retained deficit by approximately $1.4 million.

     Changes in the Company's Common Stock with put right are as follows:

                                                    Year Ended December 31,
                                                  --------------------------
                                                  1994       1993       1992
                                                  ----       ----       ----
                                                        (In thousands)

     Balance, beginning of year...............   $11,820    $13,219    $12,963
     Amortization of the increase (decrease)
     in fair market value and increased
     vested portion of Putable Shares.........        --     (1,399)       256
     Repurchased into Treasury................      (109)        --         --
                                                 -------    -------    -------
     Balance, end of year.....................   $11,711    $11,820    $13,219
                                                 =======    =======    =======

13. STOCK OPTIONS

     Pursuant to the Management Equity Participation Agreement and the Management Equity Plan, 5,253,463 shares of Common Stock are reserved for sale to officers and key employees as stock options as of December 31, 1994. The exercisability of such options is subject to certain conditions. Such options must be exercised within ten years of the date of grant. All such options and shares to be issued under the terms of these plans are restricted as to transferability. Under certain conditions, the Company has the right or obligation to redeem shares issued under terms of the options at a price equal to their fair market value.


















                                    - 34 -


     Changes in stock options outstanding are summarized as follows:

                                                                  Exercise
                                                  Number Of         Price
                                                   Options       Per Option
                                                  ---------    ---------------
Balance, December 31, 1991.....................   3,663,803    $15.38 to 18.46
  Options Granted..............................      80,600              18.46
  Options Cancelled............................      (6,890)    15.38 to 18.46
                                                  ---------    ---------------
Balance, December 31, 1992.....................   3,737,513     15.38 to 18.46
  Options Granted..............................      98,800              18.46
  Options Cancelled............................     (10,660)    15.38 to 18.46
                                                  ---------    ---------------
Balance, December 31, 1993.....................   3,825,653     15.38 to 18.46
  Options Cancelled............................     (82,888)    15.38 to 18.46
                                                  ---------    ---------------
Balance, December 31, 1994.....................   3,742,765    $15.38 to 18.46
                                                  =========    ===============
Exercisable at December 31, 1994...............   3,358,537    $15.38 to 18.46
                                                  =========    ===============
Shares available for future grant at
  December 31, 1994............................   1,510,698
                                                  =========

     On January 31, 1995, the Company's shareholders approved the 1995 Stock Incentive Plan under which a total of 3,359,662 shares of Common Stock are reserved for awards to officers and key employees as stock options, stock appreciation rights, restricted stock, performance shares, stock equivalents and dividend equivalents and approved the Non-Employee Director Plan under which a total of 80,000 shares of Common Stock are reserved for grant to non-employee directors. Following adoption of such plans, no additional shares will be available for future grant under the Management Equity Participation Agreement or Management Equity Plan. As a result, the total number of shares available for future grant will be 3,439,662 shares as of January 31, 1995. Any options to be issued subject to the 1995 Stock Incentive Plan will expire not later than ten years after the date on which they are granted. The vesting schedule and exercisability of stock options will generally be based on length of service or attainment of performance goals. On December 19, 1994, the Company's Board of Directors approved the full vesting and exercisability of all unvested options outstanding effective just prior to an initial public offering of Common Stock. If such an offering proceeds, the number of exercisable options would increase to 3,741,465 as of January 31, 1995.

     Until such date on which 15% or more of the Company's Common Stock has been sold in one or more public offerings, the Company amortizes the excess of the fair market value of its Common Stock over the strike price of options granted to employees over the periods the options vest. After such date, no amortization will be required because the options will not be putable to the Company. There was no employee stock compensation expense in 1994. Due to the effects of adverse tissue industry operating conditions on its long-term earnings forecast as of September 30, 1993, the Company decreased the estimated fair market valuation of its Common Stock and, as a result, reversed





                                    - 35 -
all previously accrued employee stock compensation expense in 1993. The reversal of the accrued employee stock compensation expense resulted in a credit to operations of $7,832,000 for 1993. Employee stock compensation expense was $1,120,000 for 1992.

14. RELATED PARTY TRANSACTIONS

     Morgan Stanley Group Inc. ("Morgan Stanley Group") and an affiliate acquired a substantial majority equity interest in the Company to effect the Acquisition. At December 31, 1994, Morgan Stanley Group and its affiliates controlled 57% (on a fully diluted basis) of the Company's Common Stock.

     Pursuant to an agreement terminated effective December 31, 1994, Morgan Stanley & Co. Incorporated ("MS&Co") provided financial advisory services to the Company in consideration for which the Company paid MS&Co an annual fee of $1 million. MS&Co was also entitled to reimbursement for all reasonable expenses incurred in the performance of the foregoing services. The Company paid MS&Co $1,023,000, $1,046,000 and $1,096,000 for these and other miscellaneous services in 1994, 1993 and 1992, respectively. The Company is a party to several interest rate cap agreements (see Note 8) including one such agreement with MS&Co which was purchased in 1994 for $2.1 million. In connection with the sale of the 1994 Notes, MS&Co received approximately $20.4 million in underwriting fees in 1994. In 1993, MS&Co received approximately $19.5 million related to the underwriting of the issuance of the 1993 Notes. In 1992, MS&Co received approximately $0.7 million related to the underwriting of the reissuance of the Company's Pollution Control Revenue Refunding Bonds. MS&Co served as lead underwriter for the initial offering of the Company's subordinated debt securities and since the Acquisition has been a market maker with respect to those securities.

15. COMMITMENTS AND CONTINGENCIES

     In 1994, the Company commenced construction of a new coal-fired boiler at its Savannah mill. Total expenditures for the new boiler are projected to be $35 million. As of December 31, 1994, expenditures on the project had totaled $19 million.

     The Company is subject to substantial regulation by various federal, state and local authorities in the U.S. and national and local authorities in the U.K. concerned with the impact of the environment on human health, the limitation and control of emissions and discharges to the air and waters, the quality of ambient air and bodies of water and the handling, use and disposal of specified substances and solid wastes. Financial responsibility for the clean-up or other remediation of contaminated property or for natural resource damages can extend to previously owned or used properties, waterways and properties owned by third parties as well as to prior owners. The Company is involved in a voluntary investigation and potential clean-up of the Lower Fox River in Wisconsin and has been named as a potentially responsible party for alleged natural resource damages related to the Lower Fox River and Green Bay system. In addition, the Company makes capital expenditures and incurs operating expenses for clean-up obligations and other environmental matters arising in its on-going operations.

     Based upon currently available information and analysis, the Company recorded a $20 million charge in the fourth quarter of 1994 for estimated or anticipated liabilities and legal and consulting costs relating to



                                    - 36 -
environmental matters arising from past operations. The Company expects these costs to be incurred over an extended number of years.

     The Company and its subsidiaries are parties to other lawsuits and state and federal administrative proceedings in connection with their businesses. Although the final results in all such suits and proceedings cannot be predicted with certainty, the Company currently believes that the ultimate resolution of all of such lawsuits and proceedings, after taking into account the liabilities accrued with respect to such matters, will not have a material adverse effect on the Company's financial condition or on its result of operations.

16. GEOGRAPHIC INFORMATION

     A summary of the Company's operations by geographic area as of December 31, 1994, 1993 and 1992, and for the years then ended is presented below:

                                         United       United
                                         States       Kingdom     Consolidated
                                         ------       -------     ------------
                                                  (In thousands)
  1994
    Net sales........................ $ 1,143,205    $131,240    $  1,274,445
    Operating income.................     268,620       8,183         276,803
    Identifiable operating assets....   1,517,992     162,906       1,680,898
  1993
    Net sales........................ $ 1,044,174    $143,213    $  1,187,387
    Operating loss...................  (1,715,777)       (859)     (1,716,636)
    Identifiable operating assets....   1,486,166     163,621       1,649,787
  1992
    Net sales........................ $ 1,008,129    $143,222    $  1,151,351
    Operating income.................     253,437      17,238         270,675
    Identifiable operating assets....   3,411,833     162,734       3,574,567

     Intercompany sales and charges between geographic areas and export sales are not material.

     In 1993, the Company determined that its projected results would not support the future amortization of the Company's remaining goodwill balance. Accordingly, the Company wrote off its remaining goodwill balance of $1,980 million in the third quarter of 1993, resulting in charges of $1,968 million and $12 million to the operating income of the United States and United Kingdom operations, respectively.















                                    - 37 -
17. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     A summary of the quarterly results of operations for 1994 and 1993 follows (in millions, except per share data):

                                First    Second     Third    Fourth    Total
                               Quarter   Quarter   Quarter   Quarter   Year
                               -------   -------   -------   -------   -----
  1994
    Net sales................ $   275   $   315   $   340   $   344   $ 1,274
    Gross income.............      87       107       113       100       407
    Operating income.........      60        79        85        53       277
    Net income (loss) before
      extraordinary item.....     (15)       (2)       --       (25)      (42)
    Extraordinary item-loss
      on debt repurchases....     (28)       --        --        --       (28)
    Net income (loss)........     (43)       (2)       --       (25)      (70)
    Earnings (loss) per share:
      Net income (loss) before
        extraordinary item...   (0.40)    (0.05)     0.01     (0.65)    (1.11)
      Extraordinary item-loss
        on debt repurchases..   (0.74)       --        --        --     (0.74)
      Net income (loss)
        per share............   (1.14)    (0.05)     0.01     (0.65)    (1.85)
    Dividends per share......      --        --        --        --        --

  1993
    Net sales................  $   285  $   302   $   309   $   291   $ 1,187
    Gross income.............       96      101       109        97       403
    Operating income (loss)..       56       61    (1,905)       71    (1,717)
    Net loss before
      extraordinary items....      (26)     (24)   (1,986)       (4)   (2,040)
    Extraordinary items--
      losses on debt
      repurchases............      (10)      --        --        (2)      (12)
    Net loss.................      (36)     (24)   (1,986)       (6)   (2,052)
    Loss per share:
      Net loss before
        extraordinary items..    (0.69)    (0.62)  (52.12)    (0.10)   (53.54)
      Extraordinary items--
        losses on debt
        repurchases..........    (0.25)       --       --     (0.06)    (0.31)
      Net loss per share.....    (0.94)    (0.62)  (52.12)    (0.16)   (53.85)
    Dividends per share......       --        --       --        --        --

ITEM 7.  EXHIBITS

     Exhibit No.                    Description

         4 Form of New Bank Credit Agreement (incorporated by reference to Exhibit 4.6 as filed with the Company's Amendment No. 1 to Form S-1 on
                            February 8, 1995).



                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                           FORT HOWARD CORPORATION
                                                 (Registrant)



                                           By:  /s/ James W. Nellen II
                                           Name:   James W. Nellen II
                                           Title:  Vice President



Dated:  February 20, 1995

                               INDEX TO EXHIBITS

Exhibit No.                                Description

       4 Form of New Bank Credit Agreement (incorporated by reference to Exhibit 4.6 as filed with the Company's Amendment No. 1 to Form S-1 on
                          February 8, 1995).